Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-175859, 333-216752, 333-239153, 333-256542, 333-256545 on Form S-8 of Belden Inc. of our report dated June 15, 2026, relating to the combined financial statements of Ruckus Wireless Networks as of and for the years ended December 31, 2025 and 2024 appearing in this Current Report on Form 8-K/A of Belden Inc.

/s/ Ernst & Young LLP

Charlotte, North Carolina
September 11, 2026